Restated Amendment No. 2 to Distribution Agreement

This Restated Amendment No. 2 to the Distribution Agreement (this “Amendment”), by and between Segall Bryant & Hamill Trust, a Massachusetts business trust (the “Trust”) and ALPS Distributors, Inc., a Colorado corporation (the “Distributor”) is dated as of December 24, 2018 (the “Effective Date”).

WHEREAS, the Trust and the Distributor entered into a Distribution Agreement dated as of April 16, 2018, as amended (the “Agreement”); and

WHEREAS, the Trust and Distributor entered into an Amendment No. 2 to the Agreement dated as of December 14, 2018 (the “2nd Amendment”);

WHEREAS, the Trust and Distributor wish to restate the 2nd Amendment as set forth herein.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1. The 2nd Amendment is hereby revoked in its entirety.

2. The first clause of Exhibit A of Exhibit 1 of the Agreement shall be deleted in its entirety and replaced with the following:

“You, ALPS Distributors, Inc. are currently the distributor of shares of beneficial interest (the “Shares”) of the Trust’s Segall Bryant & Hamill Micro Cap Fund, Segall Bryant & Hamill Small Cap Value Dividend Fund, Segall Bryant & Hamill Small Cap Growth Fund, Segall Bryant & Hamill Smid Cap Value Dividend Fund, Segall Bryant & Hamill Mid Cap Value Dividend Fund, Segall Bryant & Hamill Large Cap Dividend Fund, Segall Bryant & Hamill Fundamental International Small Cap Fund, Segall Bryant & Hamill Global Large Cap Fund, Segall Bryant & Hamill Plus Bond Fund, Segall Bryant & Hamill Quality High Yield Fund, Segall Bryant & Hamill Municipal Opportunities Fund, Segall Bryant & Hamill Colorado Tax Free Fund, and Segall Bryant & Hamill Short Term Plus Fund (together, the “Funds”). This Agreement confirms that in consideration of the agreements hereinafter contained, the Trust has agreed that you shall be (or continue to be, as the case may be) for the period of this Agreement the distributor of Shares of the Funds.”

3. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

SEGALL BYRANT & HAMILL TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ Jasper R. Frontz	By:	/s/ Steven B. Price
Name:	Jasper R. Frontz	Name:	Steven B. Price
Title:	Treasurer and Chief Compliance Officer	Title:	SVP & Director of Distribution Services